Exhibit 10.26

December 21, 2007

Mr. Michael Smith

150 Millstone Road

Deerfield, Illinois 60015

Dear Michael:

This letter is to confirm the terms of your employment with Cobra Electronics Corporation (the “Company”).

1. During the term of your employment by the Company pursuant to this agreement, you shall be employed as Senior Vice President and Chief Financial Officer of the Company and shall have the normal duties, responsibilities and attendant authorities of that position, including, but not limited to, primary authority and supervisory responsibility for all accounting, finance and human resource functions and all other tasks as may be assigned from time to time by the President and Chief Executive Officer. You shall report to the President and Chief Executive Officer of the Company.

2. The term of your employment by the Company pursuant to this agreement shall begin on January 1, 2008. Such employment shall be on an at-will basis which you or the Company can terminate at any time by delivery of written notice to the other party. Such written notice by the Company shall be delivered to you at least two months in advance of the date on which the Company will terminate your employment.

3. During your employment by the Company pursuant to this agreement, you shall receive a regular annual salary at the rate per period hereinafter set forth, payable every two weeks. Such annual salary shall be $272,500, subject to annual review and adjustment by the Compensation Committee of the Company’s Board of Directors, including such review and any such adjustment for the calendar year January 1, 2008 through December 31, 2008 (the “2008 Annual Period” or an “Annual Period”), but in no event shall your salary for any subsequent calendar year (each also an “Annual Period”) be reduced below the annual salary for the previous calendar year.

4. In addition to your regular annual salary, you shall also receive for each Annual Period a bonus of up to 35% of your regular annual salary, comprised of (i) a Company performance bonus based on the Company’s financial performance (the “Company Performance Bonus”) of up to 22.75% of your regular annual salary for that Annual Period (the “Maximum Company Performance Bonus Amount”) and (ii) an individual performance bonus based on attaining personal management objectives (the “Individual Performance Bonus”) of up to 12.25% of your regular annual salary for that Annual Period (the “Maximum Individual Performance Bonus Amount”). Except as provided elsewhere herein, you shall only be entitled to receive any bonus for an Annual Period if you are employed by the Company throughout the Annual Period.

Mr. Michael Smith

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As for the Company Performance Bonus for an Annual Period, no later than March 1 of that Annual Period, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall, after consultation with the Chief Executive Officer of the Company, approve, in its sole discretion, (i) performance criteria of the Company and/or the subsidiaries of the Company that shall be applicable for the Annual Period, and (ii) a goal amount or other payment formula for the Company Performance Bonus.

As for the Individual Performance Bonus for an Annual Period, no later than March 1 of that Annual Period, the Compensation Committee shall, after consultation with the Chief Executive Officer of the Company, approve, in its sole discretion, one or more personal management objectives that shall be applicable for the Annual Period. As soon as administratively practicable after the end of the Annual Period, the Compensation Committee shall, after consultation with the Chief Executive Officer of the Company, determine, in its sole discretion, whether such personal management objectives for the Annual Period were attained during the Annual Period. If such personal management objectives are so determined to have been attained, you shall receive an Individual Performance Bonus equal to the Individual Performance Bonus Maximum Amount for the Annual Period. If such personal management objectives are not so determined to have been attained, you shall receive any percentage, including zero percentage, of such Individual Performance Bonus Maximum Amount for the Annual Period as determined by the Compensation Committee, in its sole discretion, after consultation with the Chief Executive Officer of the Company.

Any Company or Individual Performance Bonus for an Annual Period shall be paid to you by the Company during the period beginning on the January 1, and ending on the March 15, immediately following the end of the Annual Period.

5. You also shall receive $10,000 each Annual Period to be used for perquisites of your choice, payable in monthly payments of $833.33 while you are employed by the Company, in lieu of any other allowances. Each monthly payment shall be paid to you by the Company during the month to which the payment pertains.

6. In the event a Change of Control (as defined below) occurs, any stock option previously issued to you that is not then, or to the extent not then, exercisable, shall immediately become exercisable in full.

For the purpose of this agreement, a Change of Control shall be deemed to have occurred if: (i) any person, including a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires the beneficial ownership of, and the right to vote, shares having at least 50 percent of the aggregate voting power of the class or classes of capital stock of the Company having the ordinary and sufficient voting power (not depending upon the happening of a contingency) to elect at least a majority of the directors of the board of directors of the Company, or (ii) as the result of any tender or exchange offer, substantial purchase of the Company’s equity securities, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company immediately prior to such transaction or transactions shall not constitute a majority of the board

Mr. Michael Smith

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of directors (or the board of directors of any successor to or assign of the Company) immediately after the next meeting of stockholders of the Company (or such successor or assign) following such transaction, or (iii) there is consummated a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding any Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the outstanding voting securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the outstanding voting securities, (B) no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction entitled to vote generally in the election of directors, and (C) the persons who were directors of the Company immediately prior to such Corporate Transaction will constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction.

7. During your employment hereunder, you shall be entitled to participate in such employee benefits including, but not limited to, life, short and long term disability and health insurance and other medical benefits as the Company makes available to individuals employed by the Company at the Senior Vice President level.

8. You shall be reimbursed for all of your reasonable and necessary business expenses incurred in performing your duties for the Company upon presentation to the Company of the Company’s standard forms for expense reimbursement. In order for any such reimbursement to be made, the expense must be incurred while you are employed by the Company, and you must complete and submit such standard forms for reimbursement in a timely manner and in no event any later than required by the Company in order for the Company to make such reimbursement no later the last day of the calendar year following the calendar year in which you incur the expense. In no event will the Company make any such reimbursement later than the last day of the calendar year following the calendar year in which you incur the expense. Your right to reimbursement is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any subsequent calendar year.

9. You shall be entitled to a benefit from the Company pursuant and subject to the terms and conditions of (including but not limited to the vesting provisions of) the COBRA Electronics Corporation Deferred Compensation Plan for Select Executives as in effect as of the date hereof or any similar plan which the Company adopts for this purpose, in either case subject to any amendment thereto to satisfy any requirement of section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated by the Internal Revenue

Mr. Michael Smith

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Service with respect thereto; provided, however, that for purposes of any such plan your years of service shall be the number of complete years included in the period of time commencing on January 31, 2001 and ending on the date your employment with the Company terminates.

10. (a) Involuntary termination other than for Cause. (1) Separation pay. In the event your employment hereunder with the Company is terminated by the Company as an “involuntary termination,” as defined in paragraph (a)(4) below, for reasons other than for “Cause” (as defined in paragraph (b) below), the Company shall, subject to paragraph (a)(2) below, after your termination of employment continue to make biweekly payments to you (on the same dates on which your regular biweekly salary would have continued to be paid to you if your employment had not terminated) in an amount equal to your regular biweekly salary (described in paragraph 3) (“continued salary payments”) until the Company has made 26 such payments to you.

(2) Other payment terms. The aggregate of the biweekly payments made pursuant to paragraph (a)(1) above will not in the aggregate exceed the “IRC §409A Limitation Amount.” For purposes hereof, the “IRC §409A Limitation Amount” means two times the lesser of

(1) the sum of your annualized compensation based upon your annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which your termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if you had not terminated employment); or

(2) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “IRC”), for the calendar year in which your termination of employment occurs, all within the meaning of IRC §409A and regulations and other guidance promulgated by the Internal Revenue Service (the “IRS”) with respect thereto or as otherwise provided by such regulations and guidance. The IRC §409A Limitation Amount shall be reduced by the amount of any other amounts required by IRC §409A or regulations or other guidance promulgated by the IRS with respect thereto to be aggregated with the biweekly payments for purposes of applying the IRC §409A Limitation Amount.

If you are a “specified employee” upon your termination of employment with the Company, as defined and determined pursuant to IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto, and if the biweekly payments made pursuant to paragraph (a)(1) above will not be separation pay exempt from the six-month delay rule of IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto, then no payments made pursuant to paragraph (a)(1) above shall be made before the date that is six months after your termination of employment. To the extent such payments are not made before such six-month anniversary date, such payments will be paid to you by the Company on the first business day following such six-month anniversary date.

In all events, all biweekly payments shall be paid no later than the last day of the second calendar year following the calendar year in which your termination of employment occurs.

(3) Other benefits. In addition (in the event that paragraph (a)(1) applies), (i) the Company shall for biweekly periods for which the Company is making continued salary payments pay your cost of continued health and dental coverage under the Company’s group health and dental plans for

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such period as you elect pursuant to the Consolidated Budget Reconciliation Act of 1984 (“COBRA”), (ii) the Company shall pay a pro-rata portion of the Company Performance Bonus described in paragraph 4 of this agreement for the Annual Period during which your termination of employment occurs, such portion to be determined based on the number of days during such Annual Period during which you are employed by the Company plus the number of days in the biweekly periods during such Annual Period for which the Company is making continued salary payments, and such portion to be paid to you by the Company during the period beginning on the January 1, and ending on the March 15, immediately following the end of the Annual Period, and (iii) any stock options granted to you pursuant to the letter of employment dated December 20, 2002 between you and the Company or the letter of employment dated January 17, 2001 between you and the Company (the “Prior Employment Agreements”) or otherwise which are not incentive stock options shall, subject to the terms hereof and subject to the terms of the Prior Employment Agreements and subject to the terms of the option grants, as applicable, continue to become exercisable pursuant to the terms thereof, to the extent applicable, and shall remain exercisable, until the last day in the final biweekly period for which the Company is making continued salary payment as if you had remained employed by the Company until such date, provided, however, that any such extension shall not be beyond the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the option. Except as otherwise provided herein, all of your remaining benefits, including the continued vesting and exercisability of Company stock options, shall immediately end upon your termination of employment; provided, however, that any incentive stock options shall continue to vest and be exercisable to the extent provided by and subject to the terms thereof.

(4) “Involuntary termination.” For purposes of this letter, “involuntary termination” means your involuntary separation from service with the Company due to the independent exercise of the unilateral authority of the Company to terminate your services, other than due to your implicit or explicit request, in situations where you are willing and able to continue performing services, all within the meaning of IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto or as otherwise provided by such regulations and guidance.

(b) Involuntary termination for Cause. In the event your employment hereunder with the Company is terminated by the Company for “Cause,” you shall be entitled to salary through and including the effective date of your termination of employment and all other benefits provided for hereunder shall immediately cease. Except as otherwise provided herein, all of your remaining benefits, including the continued vesting and exercisability of stock options, shall immediately end upon your termination of employment; provided, however, that any incentive stock options shall continue to vest and be exercisable to the extent provided by and subject to the terms thereof. For purposes hereof, “Cause” shall mean embezzlement, misappropriation, theft or other criminal conduct, of which you are convicted, related to the property or assets of the Company or your willful refusal to perform or substantial disregard of your duties assigned to you by the Chief Executive Officer of the Company, unless you have reasonable and just cause for such refusal to perform or disregard of your duties or unless you commence immediate corrective actions within 15 days after the Chief Executive Officer gives you written notice of his objection to your refusal to perform or disregard of your duties.

Mr. Michael Smith

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(c) Termination for Good Reason. (1) Separation pay. If prior to your termination of employment with the Company pursuant to paragraph 10(a), (b), (d) or (f) there is a “material negative change,” as defined in paragraph (c)(4) below, to the Company’s employment hereunder of you, and the conditions of paragraph (c)(5) below are satisfied, then you shall be entitled, as of the effective date of your termination of employment, to (I) salary through and including the effective date of your termination of employment, and (II) continued biweekly payments to you (on the same dates on which your regular biweekly salary would have continued to be paid to you if your employment had not terminated) in an amount equal to your regular biweekly salary (described in paragraph 3) (“continued salary payments”) until the Company has made 26 such payments to you; provided, however, that, during any period during which you are receiving payments you shall remain subject to the provisions of paragraph 11 below.

(2) Other payment terms. The Company’s obligation to make such payments (pursuant to paragraph (c)(1)) above) to you shall be limited in the same manner as provided in paragraph (a)(2) above and shall be subject to the same prohibition regarding the payment of amounts before the date that is six months after the date of your termination of employment as provided in paragraph (a)(2) above.

(3) Other benefits. In addition (in the event that paragraph (c)(1) applies), (i) the Company shall for biweekly periods for which the Company is making continued salary payments pay your cost of continued health and dental coverage under the Company’s group health and dental plans for such period as you elect pursuant to the Consolidated Budget Reconciliation Act of 1984 (“COBRA”), (ii) the Company shall pay a pro-rata portion of the Company Performance Bonus described in paragraph 4 of this agreement for the Annual Period during which your termination of employment occurs, such portion to be determined based on the number of days during such Annual Period during which you are employed by the Company plus the number of days in the biweekly periods during such Annual Period for which the Company is making continued salary payments, and such portion to be paid to you by the Company during the period beginning on the January 1, and ending on the March 15, immediately following the end of the Annual Period, and (iii) any stock options granted to you pursuant to the Prior Employment Agreements or otherwise which are not incentive stock options shall, subject to the terms hereof and subject to the terms of the Prior Employment Agreements and subject to the terms of the option grants, as applicable, continue to become exercisable pursuant to the terms thereof, to the extent applicable, and shall remain exercisable, until the last day in the final biweekly period for which the Company is making continued salary payment as if you had remained employed by the Company until such date, provided, however, that any such extension shall not be beyond the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the option. Except as otherwise provided herein, all of your remaining benefits, including the continued vesting and exercisability of Company stock options, shall immediately end upon your termination of employment; provided, however, that any incentive stock options shall continue to vest and be exercisable to the extent provided by and subject to the terms thereof.

(4) “Material negative change.” There is a “material negative change” to the Company’s employment of you if one or more of the following occur without your consent:

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(A) There is a material diminution in your authority, duties or responsibilities as an officer of the Company.

(B) There is a material change in the geographic location at which you must perform your services to the Company.

(C) There is a material breach by the Company of the terms of this letter or other agreement pursuant to which you provide services to the Company.

(5) Conditions for paragraph (c)(1) to apply. The conditions of this paragraph are all of the following:

(A) You provide written notice to the Company of the existence of the material negative change within 90 days of the initial existence of such change.

(B) The Company does not remedy the material negative change within 30 days of the Company’s receipt of such written notice.

(C) As a result of the material negative change not being remedied, your employment by the Company terminates after such 30-day period and not later than twelve months after the initial existence of one or more of the material negative changes, and such termination is not by the Company for Cause or after the occurrence of an event constituting Cause.

(d) Voluntary termination. If you terminate your employment hereunder with the Company and paragraph (c) above does not apply, you shall be entitled to salary through and including the effective date of your termination of employment, and all other benefits provided for hereunder shall immediately cease. Except as otherwise provided herein, all of your remaining benefits, including the continued vesting and exercisability of Company stock options, shall immediately end upon your termination of employment; provided, however, that any incentive stock options shall continue to vest and be exercisable to the extent provided by and subject to the terms thereof.

(e) Outplacement services. If you terminate your employment hereunder with the Company and paragraph (c) above applies or your employment hereunder is terminated by the Company and paragraph (a) above applies, the Company shall provide you with an executive outplacement program of your choice, but the program will be subject to similar terms and conditions as the Company’s other executive outplacement program. These conditions include a maximum fee of 15% of your total compensation and monthly reports from the outplacement firm of your active job search. Furthermore, no such reimbursement shall be for other than reasonable outplacement services incurred by you and directly related to the termination of your employment with the Company. Such expenses must be incurred not later than the end of the first calendar year following the calendar year of your termination of employment. All such expenses must be submitted by you to the Company as promptly as practicable, and in no event later than required by the Company in order for the Company to make such reimbursement no later the last day of the second calendar year following the calendar year in which occurs your termination of employment. In no event will the Company make any such reimbursement later than the last day of second calendar year following the calendar year in which occurs your termination of employment.

Mr. Michael Smith

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(f) Termination for disability or death. If at any time while you are employed hereunder by the Company you die or are determined in good faith by the Board of Directors of the Company to be disabled, the Company may immediately terminate this agreement and your employment. Any such termination of your employment will be with the same consequences as if it were for Cause. For the purpose of this agreement, you shall be deemed to be disabled if you are physically or mentally unable to perform your duties for a period of 180 consecutive days.

(g) Miscellaneous. After the payment of any applicable amounts described in this paragraph 10 and under the COBRA Electronics Corporation Deferred Compensation Plan for Select Executives (subject to the terms and conditions thereof), you shall have no further rights to recover any amounts from the Company. Notwithstanding any provision of this letter agreement or any provision of the Cobra Electronics Corporation Severance Pay Plan, no amounts will be payable to you pursuant to such plan upon or subsequent to your termination of employment with the Company.

(h) “Termination of employment.” For purposes of paragraphs (a) and (c) above , the determination of whether your employment with the Company has terminated and, if so, the time at which such termination occurs, shall be the same determination as whether you have a “separation from service” with the Company as defined and determined pursuant to IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto. In other words, the term “termination of employment” and similar terms are intended for purposes of paragraphs (a) and (c) above to have the same meaning as the term “separation from service” as defined and determined pursuant to IRC §409A and regulations and other guidance promulgated by the IRS with respect thereto.

11. For a one-year period following the termination of your employment by your decision or by the Company for Cause, you shall not for the benefit of yourself or any business or other entity solicit, directly or indirectly, any of the Company’s employees, or solicit, directly or indirectly, any of the customers of the Company for products which are currently marketed or which have been announced by the Company. In addition, at no time following any termination of your employment shall you disclose or in any way use the confidential and proprietary information obtained during the course of your employment with the Company, including, but not limited to, the Company’s financial and product information and information relating to the Company’s customer and supplier relations.

12. If, at any time of enforcement of any provisions of paragraph 11 of this agreement, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, you agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

13. You acknowledge that the services to be rendered by you hereunder are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this agreement. The Company may assign its rights, duties or obligations under this agreement to a purchaser or transferee of all, or substantially all, of the assets of the Company.

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14. The waiver by either party of a breach by the other party of any provision of this agreement shall not be valid unless in a writing signed by the non-breaching party, and any valid waiver shall not operate or be construed as a waiver of any subsequent breach.

15. This agreement embodies the entire agreement and understanding of the parties hereto with respect to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties, except for the Prior Employment Agreements to the extent incorporated herein by reference.

16. This agreement shall be, in all respects, construed in accordance with and governed by the laws of the State of Illinois.

17. The letter of employment dated November 10, 2005 between you and the Company (the “11/10/05 Agreement”) is hereby amended as set forth below and as so amended will continue in full force and effect with respect to the period of your employment with the Company beginning on January 1, 2006 and ending on December 31, 2007. The 11/10/05 Agreement is amended as follows:

A. Paragraph 4 of the 11/10/05 Agreement is amended by adding the following paragraph after the third paragraph:

Any Company or individual performance bonus for an Annual Period shall be paid to you by the Company during the period beginning on the January 1, and ending on the March 15, immediately following the end of the Annual Period.

B. Paragraph 5 of the 11/10/05 Agreement is amended by adding the following paragraph at the end:

Each monthly payment shall be paid to you by the Company during the month to which the payment pertains.

C. Paragraph 8 of the 11/10/05 Agreement is amended by adding the following three sentences at the end:

In order for any such reimbursement to be made, the expense must be incurred while you are employed by the Company, and you must complete and submit such standard forms for reimbursement in a timely manner and in no event any later than required by the Company in order for the Company to make such reimbursement no later the last day of the calendar year following the calendar year in which you incur the expense. In no event will the Company make any such reimbursement later than the last day of the calendar year following the calendar year in which you incur the expense. Your right to reimbursement is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any subsequent calendar year.

D. Paragraph 9 of the 11/10/05 Agreement is amended by adding the following phrase immediately after the phrase “which the Company adopts for this purpose”:

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, in either case subject to any amendment thereto to satisfy any requirement of section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated by the Internal Revenue Service with respect thereto

E. Paragraph 17 of the 11/10/05 Agreement is amended by adding the following sentence at the end:

It is acknowledged by you and the Company that, upon any continuation by you of your employment with the Company on January 1, 2008, the provisions of Paragraph 10 of this letter agreement shall be of no force or effect and you shall have no rights to recover any amounts from the Company pursuant to such Paragraph 10 or with respect to the notice provision of Paragraph 2 of this letter agreement.

If you are in agreement with the foregoing, please sign this agreement in the appropriate place below and return it to me as soon as possible.

Best regards,

/S/ JAMES BAZET
James Bazet President and Chief Executive Officer

Agreed and Accepted

on the 21st day of December, 2007:

/S/ MICHAEL SMITH
Michael Smith